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                                                              Exhibit (a)(5)(ix)

                            CAPITAL PROPERTIES, INC.
                                 100 DEXTER ROAD
                            EAST PROVIDENCE, RI 02914
                                TEL: 401.435.7171
                                FAX: 401.435.7179

                                  June 21, 2005




To the Shareholders of Capital Properties, Inc.


As you may recall, on May 2, 2005, Mercury Real Estate Advisors LLC (Mercury) made a tender offer to purchase up to 285,000 shares of Class A Common Stock of Capital Properties, Inc. (CPI). The tender offer expired at midnight on June 13, 2005.

On June 14, 2005, Mercury issued a press release indicating that approximately 9,675 shares (including approximately 900 shares tendered by notice of guaranteed delivery) have been tendered of the currently outstanding 3,299,956 shares of the Company's Class A Common Stock.

So far as we know, Mercury has not made any additional filings with the Securities and Exchange Commission since that time involving CPI.

                              Sincerely,

                              /s/ Ronald P. Chrzanowski

                              Ronald P. Chrzanowski
                              President